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                                                                    EXHIBIT 99.2

NEWS RELEASE

Contact(s):   Media Inquiries:                       Visteon Corporation
              Craig Miner                            Public Affairs
              313-755-5788                           5500 Auto Club Drive
              lminer1@visteon.com                    Dearborn, Michigan  48126
                                                     Facsimile: 313-755-7983
              Carly Lamprecht
              313-755-0879
              clamprec@visteon.com

              Investor Inquiries:
              Derek Fiebig
              313-755-3699
              dfiebig@visteon.com

                                                        [VISTEON LOGO]

FOR IMMEDIATE RELEASE


VISTEON CONTINUES TO BUILD LEADERSHIP STRENGTH WITH APPOINTMENT OF NEW PRESIDENT OF NORTH AMERICA & ASIA

DEARBORN, Mich., July 11, 2001 - Visteon Corporation (NYSE: VC) continues to build a talented global leadership team with the appointment of James C. Orchard as President of North America & Asia. With more than 25 years experience in the automotive supplier industry, he brings exceptional talent and knowledge to Visteon.

"We are extremely pleased to have Jim join our management team," said Michael Johnston, President and Chief Operating Officer, Visteon Corporation. "He brings valuable perspective from the global automotive market and well-documented people development skills - both of which are key to Visteon's success. We look to him to carry forward our new customer-facing structure and to help Visteon's strategic direction."

Orchard will have responsibility for the Visteon Customer Business Groups that interface with the automakers headquartered in North America and Asia, and regional responsibility for the manufacturing operations in those areas. Additionally, he has been elected an Officer of the Company by Visteon's Board of Directors.

"I am very excited about the opportunity to join the Visteon team," said Jim Orchard. "As one of the world's leading suppliers, Visteon has the global reach and engineering expertise that will help it continue to grow as an independent company. I look forward to working with the entire Visteon team to deliver outstanding products to customers and to increase shareholder value."



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NEWS RELEASE

Orchard's most recent position was Chief Executive Officer, ZF Group North American & South American Operations where he was charged with full P&L responsibility for the company's regional operations. In January 2000, he became a member of the ZF Board of Management and, that same year, led the turnaround of the company's South American Operations.

During his career at ZF Group, Orchard was responsible for operations for a multi-billion dollar global business. He successfully led the charge to leverage the company's strong commitment to innovation, engineering and technology and fully utilize those assets into a profitable, customer-oriented global franchise.

Orchard joined ZF in 1990 as President of Lemforder Corporation, the chassis division of ZF Group, where he turned the business around and brought it to fast growth and profitability, primarily through organic growth. In 1997, Orchard was named President and CEO of ZF North America where he played a critical role in integrating the global business with North and South America and played an increasingly shared role in global product development, R&D and technology innovation.

In addition to his experience at ZF Group, Orchard brings extensive manufacturing experience from his tenure at Dana Corp., where he held a variety of progressive roles from International Materials Manager to Plant Manager to Director of Assembly Operations for the company's axle division.

Orchard holds degrees in business administration and marketing from Indiana University. He and his wife, Sue, have two sons and three grandchildren.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has 82,000 employees and a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 25 countries.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com




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